Exhibit 99.2

ELOXX PHARMACEUTICALS LTD.

SHARE OWNERSHIP AND OPTION PLAN (2013)

US SHARE OWNERSHIP AND OPTION APPENDIX

1.	GENERAL

1.1.	This Appendix (the “Appendix”) shall apply only to participants who are residents or citizens of the United States or those who are deemed to be residents or citizens of the United States for the payment of tax. The provisions specified hereunder shall form an integral part of the Eloxx Pharmaceuticals Ltd. Share Ownership and Option Plan (2013) to which this Appendix is attached (the “Plan”), which applies to the issuance of options to purchase shares of Ordinary Shares of Eloxx Pharmaceuticals Ltd. (the “Company”).

1.2.	This Appendix is to be read as a continuation of the Plan and only refers to Options granted to U.S. Grantees so that they comply with the requirements set by the U.S. law in general and in particular with the provisions of Sections 421 through 424 of the Code. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Grantees.

1.3.	The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to U.S. Grantees.

1.4.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan. The Plan administrator shall have full and binding authority to construe and interpret the terms of this Appendix, and any such determinations shall be final and binding on all parties.

2.	DEFINITIONS

2.1.	“Code” means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.2.	“Employee(s)” means any individual who is an employee of the Company, a Parent or a Subsidiary.

2.3.	“ISO” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted U.S. federal tax statute, as amended from time to time.

2.4.	“NQSO” or “Non Qualified Stock Option” means an option that does not meet the requirements of, and is not governed by, the rules of Sections 421 through 424 of the Code.

2.5.	“Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, each of the companies (other than the Company), owns stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.6.	“Services Provider” means director, supplier, advisor or consultant of the Company, a Parent or a Subsidiary. Provided, however, that a consultant or advisor must be an individual who is providing or will be providing bona fide services to the Company, with such services (1) not being in connection with the offer or sale of securities in a capital-raising transaction, and (2) not directly or indirectly promoting or maintaining a market for securities of the Company.

2.7.	“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns stock or other securities possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

2.8.	“Ten Percent Shareholder” shall mean a person who owns shares possessing at least ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

3.	ISSUANCE OF OPTION; ELIGIBILITY

3.1.	The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the exercise price, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix.

3.2.	ISOs may only be granted to Employees. NQSOs may be granted to Employees and Services Providers of the Company or any affiliate.

4.	SHARES AVAILABLE FOR ISSUANCE

Except as adjusted pursuant to the Plan, in no event shall more than 334,800 shares of Common Stock be cumulatively available for issuance pursuant to the exercise of Incentive Stock Options in accordance with Code section 422 and T.D. 9144, the final Treasury Regulations issued thereunder (“ISO Regulations”) by Employees who are subject to income tax in the United States. Any changes to the Plan regarding the granting, corporation, increases in the number of shares, or the type of shares issued (i.e. shares of a different corporation or a different class of shares), will require the approval of the Company’s shareholders. With respect to Section 4 to the Plan and to the ISO Regulations, in the event of stock dividends or stock splits that only change the number of shares outstanding, the ISO’s shall not be considered as substituted or assumed, and the exercise price may be proportionally adjusted to reflect the changes in the number of shares without being considered a modification.

5.	EXERCISE OF OPTIONS

5.1.	Options shall be exercised by the Grantees by giving written notice to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of shares of Common Stock with respect to which the Option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised.

5.2.	Each Option shall be exercisable following the Vesting Periods, subject to the provisions of the Plan and the number of Options granted; provided, however, that no Option shall be exercisable after the earlier of: (i) the date set forth in the Option Agreement; (ii) in the event of the grant of ISOs, the expiration of ten (10) years from the date of grant of the Option (“Date of Grant”); (iii) in the event of the grant of ISOs to Ten Percent Shareholders, the expiration of five (5) years from the Date of Grant; or (iv) the expiration of any extended period in any of the events set forth in Section 8.2 of the Plan.

5.3.	To the extent the aggregate Fair Market Value (determined at the Date of Grant) of the Company’s shares with respect to which ISO’s are exercisable for the first time by any Grantee during any calendar year under all plans of the Company and its affiliates exceeds US$ 100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSOs.

6.	PURCHASE PRICE

6.1.	In the case of an ISO, the exercise price shall be determined subject to the following:

(i)	in case of an ISO granted to a Ten Percent Shareholder, the exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value (also referred to as “FMV”) per share on the Date of Grant.

(ii)	in case of an ISO granted to any other Employee, the exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

6.2.	In the case of a NQSO, the exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

HOWEVER, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE COMPANY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE VALIDITY OR ACCURACY OF SUCH FMV AND THE OPTIONEE SHALL SOLELY AND EXCLUSIVELY BEAR ALL RISKS AND IMPLICATIONS IN THIS RESPECT AND IN ADDITION OPTIONEE WAIVES FULLY ABSOLUTELY AND IRREVOCABLE ANY RIGHT, DEMAND, CLAIM OR SUIT IN THIS RESPECT INCLUDING AGAINST THE COMPANY AND/OR ITS SHAREHOLDERS AND/OR DIRECTORS AND/OR OFFICE HOLDERS AND/OR EMPLOYEES AND/OR CONSULTANTS AND/OR SERVICES PROVIDER AND/OR ANY OTHER THIRD PARTIES, INCLUDING WITHOUT LIMITATION THOSE WHO HAVE PROVIDED THE COMPANY WITH THE VALUATION, ESTIMATION OR OPINION WITH RESPECT TO THE FAIR MARKET VALUE PER SHARE.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

7.1.	Unless otherwise determined by the Board and any applicable law, no Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral to any third party whatsoever, other than by will, pursuant to a domestic relations order, or by the laws of descent and distribution or as specifically otherwise allowed under the Plan and the Option Agreement, and during the lifetime of the Grantee, each and all of such Grantee’s rights to exercise Options hereunder shall be exercisable only by the Grantee, or the Trustee if permitted under applicable law.

7.2.	Any such action made directly or indirectly, for enabling the non-compliance with that stated above shall be null and void and has no effect whatsoever.

8.	EFFECTIVE DATE OF THE PLAN

8.1.	This Appendix shall be effective as of the earlier of (i) the adoption date of the Plan; or the date of shareholder approval (the “Effective Date”) and shall terminate upon the expiration of ten (10) years from the Effective Date (the “Termination Date”). No ISO may be granted under the Appendix after the Termination Date.

8.2.	This Appendix shall be approved by the shareholders of the Company, which approval shall be received within twelve (12) months following the adoption date of the Plan. All and any grants of ISOs to Grantees under this Appendix as of the Effective Date shall be subject to the said shareholders approval.

9.	AMENDMENT TO THE PLAN AND APPENDIX

The Company shall obtain the approval of the Company’s shareholders for any amendment to the Plan and this Appendix, if shareholders’ approval is necessary or desirable to comply with any applicable law, including Section 422 of the Code, which approval shall be received not later than twelve (12) months after the adoption of such amendment by the Board.

10.	TAX CONSEQUENCES

To the extent permitted by applicable law, any tax liabilities of the Grantee arising from the grant or exercise of any Option, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company and/or its Parent and/or its Subsidiaries, or the Grantee), hereunder, shall be borne solely by the Grantee and the Grantee waives fully, absolutely and irrevocably on any right or claim in this respect. The Company and/or its Parent or Subsidiary shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to compensate and indemnify the Company and/or its Parent or Subsidiary, and Trustee if applicable, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon of the Grantee, including without limitation, liabilities relating to the Grantee’s necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. The Company shall not be required to release any share certificate to an Grantee until all required payments have been fully made.

11.	CONVERSION OF ISOs INTO NQSOs; TERMINATION OF ISOs

The Board, at the written request of any Grantee, may in its sole and absolute discretion after verifying the implications of applicable tax law including the provisions of Section 409A of the Code and the regulations promulgated thereunder, take such actions as may be necessary to convert such Grantee’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into NQSOs, at any time prior to the expiration of such ISOs, regardless of whether the Grantee is an Employee of the Company or a Parent or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to extending the exercise period. At the time of such conversion, the Board (with the consent of the Grantee) may impose such conditions on the exercise of the resulting NQSOs as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan and/or with this Appendix. Nothing in the Plan and/or in this Appendix shall be deemed to give any Grantee the right to have such Grantee’s ISOs converted into NQSOs, and no such conversion shall occur unless and until the Board takes appropriate action. The Board, with the consent of the Grantee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the share underlying such Option may again, according to the Board’s sole and absolute discretion, be subject to an Option under the Plan (whether granted to an Employee or Services Provider under or any country tax track) or under the Company’s other share option plans, provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

12.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired upon the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Shares before the later of (a) two (2) years after the date the Employee was granted the ISO, or (b) one (1) year after the date the Employee acquired Shares by exercising the ISO. If the Employee has died before such Share is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.